Exhibit 99.1

For Release: Immediate

Media contact: Jim Fitzwater - 215.299.6633

Investor Relations contact: Brennen Arndt - 215.299.6266

FMC Corporation Announces Third Quarter 2005 Results

Reports 9 Percent Increase in Earnings per Share Before Restructuring and Other Income and Charges

PHILADELPHIA, November 2, 2005 — FMC Corporation (NYSE: FMC) today reported a net loss of $4.4 million, or $0.12 per diluted share, for the third quarter of 2005, versus net income of $29.5 million, or $0.78 per diluted share, in the third quarter of 2004. The net loss for the current quarter included restructuring and other income and charges of $38.1 million after-tax, or $0.97 per diluted share, that primarily related to the redemption of debt and repatriation of cash under the American Jobs Creation Act. Excluding these charges, the company earned $0.85 per diluted share in the quarter, an increase of 9 percent versus $0.78 per diluted share in the third quarter 2004. Third quarter revenue of $510.0 million increased 3 percent versus $497.5 million in the prior year.

William G. Walter, FMC chairman, president and chief executive officer, said: “FMC performed well this quarter despite challenging economic and operating conditions. We delivered earnings before restructuring and other income and charges at the midpoint of our previously issued outlook of $0.80 to $0.90 per share. Our financial position has never been stronger. While the external business environment will likely remain challenging, we will continue to manage our businesses to create value for our shareholders.”

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Page 2/ FMC Corporation Announces Third Quarter 2005 Results

Revenue in Agricultural Products was $161.3 million, a decrease of $2.8 million, or 2 percent compared with the prior-year quarter. Strong sales growth in Asia was essentially offset by the expected impact from generic bifenthrin competition in North America and slightly lower sales in Latin America following an exceptionally strong performance in the third quarter of 2004. Despite the modest decline in sales, segment earnings before interest and taxes (“segment earnings”) were level with last year as sales growth in Asia and manufacturing and operational productivity gains offset the impacts from generic bifenthrin competition, the slightly weaker Brazilian agricultural economy and higher raw material and energy costs.

Revenue in Specialty Chemicals was $137.2 million, an increase of 2 percent versus the prior-year quarter, driven by strong demand growth and higher selling prices in Lithium. Segment earnings increased 26 percent versus the year ago quarter due to strong demand growth and higher selling prices in Lithium and improved results in the food ingredients business of BioPolymer.

Revenue in Industrial Chemicals was $212.3 million, an increase of 6 percent from the prior-year quarter, driven by higher selling prices across the group, particularly in soda ash. Segment earnings of $18.1 million were down $3.1 million versus the year ago quarter, as startup costs associated with the Granger soda ash facility, higher energy and raw material costs and the operational impacts from Hurricane Rita on the hydrogen peroxide and soda ash businesses more than offset the benefit of higher selling prices.

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Page 3/ FMC Corporation Announces Third Quarter 2005 Results

Corporate expense of $11.1 million was up $1.6 million versus $9.5 million in the third quarter of 2004. Interest expense, net, was $13.3 million, down from $19.9 million in the prior-year period due to lower interest rates and debt levels. On September 30, 2005, gross consolidated debt was $701.6 million, and debt, net of cash, was $607.8 million. For the quarter, depreciation and amortization was $33.7 million, and capital expenditures were $22.9 million.

Nine Months Results

Revenue was $1,628.0 million, an increase of 6 percent as compared with $1,537.5 million in the prior-year period. Net income was $91.3 million, up substantially from $65.7 million in the year-earlier period. Net income in the current period included restructuring and other income and charges of $38.0 million, versus restructuring and other income and charges of $20.3 million in the prior-year period. Excluding these charges, the company earned $129.3 million in the first nine months of 2005, as compared to $86.0 million in the same period of 2004.

Revenue in Agricultural Products was $555.8 million, an increase of 5 percent versus the prior-year period. The majority of the increase resulted from stronger results in Brazil, higher herbicide sales in Europe and increased insecticide sales in Asia. Revenues in North America were slightly lower compared with the prior-year period due to the impact of generic bifenthrin competition. Segment earnings were $104.6 million, an increase of 10 percent from the year-earlier period due to higher sales, improved product mix and continued manufacturing and operational productivity initiatives.

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Page 4/ FMC Corporation Announces Third Quarter 2005 Results

Revenue in Specialty Chemicals was $422.7 million, an increase of 3 percent versus the prior-year period, driven by strong demand growth and higher pricing in Lithium and improved food ingredients results in BioPolymer. Segment earnings of $85.2 million increased 15 percent versus the year-earlier period due to strong demand growth and higher selling prices in Lithium, improved product mix and stronger operating results in the food ingredients business of BioPolymer.

Revenue in Industrial Chemicals was $652.2 million, an increase of 9 percent versus the prior-year period. The soda ash business accounted for the majority of the increase due to significant improvements in both domestic and export soda ash selling prices. Foret benefited from higher selling prices, as well as favorable foreign currency translation. Segment earnings of $64.2 million increased substantially versus $38.9 million in the year-earlier period, driven by higher selling prices for soda ash and peroxygens, offset in part by higher raw material, energy and transportation costs and the startup costs associated with Granger.

Corporate expense of $33.4 million was up from $28.6 million in the year-earlier period. Interest expense, net, was $47.3 million, down from $60.9 million in the prior-year period due to lower interest rates and debt levels. For the period, depreciation and amortization was $103.8 million, and capital expenditures were $59.5 million.

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Page 5/ FMC Corporation Announces Third Quarter 2005 Results

Outlook

Regarding outlook for 2005, Walter said, “We expect earnings before restructuring and other income and charges of $4.20 to $4.30 per diluted share which, at the midpoint of the range, represents a 33 percent increase above 2004.”

Walter added: “This full-year outlook implies earnings before restructuring and other income and charges for the fourth quarter of $0.89 to $0.99 per diluted share. Earnings growth of approximately 20 percent is expected in Specialty Chemicals as a result of higher selling prices and improved product mix. Earnings in Industrial Chemicals are expected to be flat to up slightly, depending on the timing of the closing on the sale of Astaris, as higher energy prices will largely offset higher selling prices across the segment’s businesses. In Agricultural Products, earnings are expected to be 15-20 percent lower as a result of the impact of generic bifenthrin competition, higher raw materials costs and Brazilian profits slightly lower than the exceptionally strong results in the fourth quarter of 2004. And as a result of our refinancing, interest expense should be approximately $10 million in the fourth quarter.”

FMC will conduct its third quarter conference call and webcast at 11:00 a.m. EST on November 3, 2005. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the Company will also provide supplemental information on the web including: details on the 2005 earnings outlook, reconciliations of non-GAAP figures to the nearest available GAAP term and definitions of non-GAAP terms.

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Page 6/ FMC Corporation Announces Third Quarter 2005 Results

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2004 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue	$510.0	$497.5	$1,628.0	$1,537.5
Costs of sales and services	367.8	359.7	1,145.4	1,114.9
Selling, general and administrative expenses	63.1	60.4	197.1	186.7
Research and development expenses	22.9	22.5	71.2	67.1
Restructuring and other charges (gains)	(3.8)	0.4	24.9	2.7

Total costs and expenses	450.0	443.0	1,438.6	1,371.4

Income from operations	60.0	54.5	189.4	166.1
Equity in (earnings) loss of affiliates	(3.9)	(3.8)	(11.4)	6.2
Gain on sale of investment	—	—	(9.3)	—
Minority interests	2.2	1.1	5.3	2.1
Interest expense, net	13.3	19.9	47.3	60.9
Loss on extinguishment of debt	56.6	—	58.4	—

Income (loss) from continuing operations before income taxes	(8.2)	37.3	99.1	96.9
Provision (benefit) for income taxes	(5.2)	7.2	33.3	18.7

Income (loss) from continuing operations	(3.0)	30.1	65.8	78.2
Discontinued operations, net of income taxes	(1.4)	(0.6)	25.5	(12.5)

Net income (loss)	$(4.4)	$29.5	$91.3	$65.7

Basic earnings (loss) per common share:
Continuing operations	$(0.08)	$0.83	$1.75	$2.17
Discontinued operations	(0.04)	(0.02)	0.68	(0.35)

Basic earnings (loss) per common share	$(0.12)	$0.81	$2.43	$1.82

Average number of shares used in basic earnings per share computations	37.9	36.5	37.5	36.0

Diluted earnings (loss) per common share:
Continuing operations	$(0.08)	$0.79	$1.69	$2.10
Discontinued operations	(0.04)	(0.01)	0.65	(0.33)

Diluted earnings (loss) per common share	$(0.12)	$0.78	$2.34	$1.77

Average number of shares used in diluted * earnings per share computations	37.9	37.8	39.1	37.1

Other Data:
Capital expenditures	$22.9	$19.1	$59.5	$49.9
Depreciation and amortization	$33.7	$33.3	$103.8	$100.0

*	For the three months ended September 30, 2005 the weighted average shares, assuming conversion of stock options, would have increased an additional 1.7 million shares. These shares were not included in the computation of diluted earnings per share because their inclusion would have had an antidilutive effect on the computation.

Attachment 1 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue	$510.0	$497.5	$1,628.0	$1,537.5
Costs of sales and services	367.8	359.7	1,145.4	1,114.9
Selling, general and administrative expenses	63.1	60.4	197.1	186.7
Research and development expenses	22.9	22.5	71.2	67.1

Total costs and expenses	453.8	442.6	1,413.7	1,368.7
Income from operations	56.2	54.9	214.3	168.8
Equity in (earnings) loss of affiliates	(4.3)	(4.6)	(10.8)	(6.0)
Minority interests	2.2	1.1	5.3	2.1
Interest expense, net	13.3	19.9	47.3	60.9

Income from continuing operations before income taxes, excluding restructuring and other income and charges	45.0	38.5	172.5	111.8
Provision for income taxes	11.3	9.0	43.2	25.8

After-tax income from continuing operations, excluding restructuring and other income and charges	$33.7	$29.5	$129.3	$86.0

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges	$0.89	$0.81	$3.45	$2.39

Average number of shares used in basic after-tax income per share computations	37.9	36.5	37.5	36.0

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges	$0.85	$0.78	$3.31	$2.31

Average number of shares used in diluted after-tax income per share computations**	39.6	37.8	39.1	37.1

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

**	For the three months ended September 30, 2005, for comparability purposes, the weighted average shares used for diluted share calculations was 39.6 million which includes the 1.7 million shares assuming conversion of stock options.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

Attachment 2 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income (loss) (GAAP)	$(4.4)	$29.5	$91.3	$65.7
Discontinued operations, net of income taxes	1.4	0.6	(25.5)	12.5
Restructuring and other charges (gains) *	(3.4)	1.2	24.3	14.9
Loss on extinguishment of debt **	56.6	—	58.4	—
Gain on sale of investment ***	—	—	(9.3)	—
Tax effect of restructuring and other charges (gains), loss on extinguishment of debt and gain on sale of investment	(26.6)	(1.8)	(25.9)	(7.1)
Tax adjustments ****	10.1	—	16.0	—

After-tax income from continuing operations, excluding restructuring and other income and charges (Non-GAAP)	$33.7	$29.5	$129.3	$86.0

Diluted earnings (loss) per common share (GAAP)	$(0.12)	$0.78	$2.34	$1.77
Discontinued operations per diluted share	0.04	0.01	(0.65)	0.33
Restructuring and other charges per diluted share, before tax	(0.09)	0.03	0.62	0.40
Loss on extinguishment of debt per diluted share, before tax	1.43	—	1.49	—
Gain on sale of investment per diluted share, before tax	—	—	(0.24)	—
Tax effect of restructuring and other charges, loss on extinguishment of debt and gain on sale of investment per diluted share	(0.67)	(0.04)	(0.66)	(0.19)
Tax adjustments per diluted share	0.26	—	0.41	—

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges (Non-GAAP)	$0.85	$0.78	$3.31	$2.31

Average number of shares used in diluted after-tax income from continuing operations per share computations	39.6	37.8	39.1	37.1

*	Restructuring and other charges (gains) for the three and nine months ended September 30, 2005 include activity related to the closure of our Copenhagen, Denmark carrageenan plant and blending facility in Bezons, France. For the nine months ended September 30, 2005 this activity includes charges of $16.9 million of which $13.7 million represents noncash charges related to plant and equipment. For the three months ended September 30, 2005 this activity represents a reduction in the noncash charge of $3.7 million primarily related to adjustments of the fair value of the assets held for sale at the Copenhagen, Denmark plant.

Additionally, Restructuring and other charges includes our share of charges recorded by Astaris, LLC, the phosphorous joint venture. Included in "Equity in (earnings) loss of affiliate" was $0.4 and $0.8 million charge for the three months ended September 30, 2005 and 2004 respectively. Our share of such charges for the nine months ended September 30, 2005 and 2004 were $0.6 million-income and $12.2 million, respectively. The income of $0.6 million for the nine months ended September 30, 2005 represents adjustments to liabilities related to restructuring and other charges recorded by Astaris, LLC.

**	In the second quarter of 2005, in connection with entering into the 2005 Credit Agreement we wrote off approximately $1.2 million of deferred financing fees associated with the previous credit agreement and $0.6 million of fees associated with the new agreement. In the third quarter of 2005, amount represents loss on debt extinguishment related to the redemption of our 10.25 percent senior notes.

***	Amount represents gain on sale of one of our equity method investments.

****	Third quarter of 2005 tax adjustments includes charges of $25.7 million for income taxes associated with the repatriation of approximately $280 million under the American Jobs Creation Act (AJCA). To date we have repatriated approximately $180 million and we estimate we will repatriate between $100 and $200 million in the fourth quarter of 2005. We have provided for taxes on the amount we have repatriated to date as well as the low end of the range of the fourth quarter estimate. Tax adjustments in the third quarter of 2005 also include net tax benefits of $19.2 million related to agreement on certain prior year audit issues previously reserved and charges of $3.6 million associated with adjustments to deferred income tax liabilities. For the nine months ended September 30, 2005 tax adjustments include the items described above for the third quarter of 2005 as well as $5.9 million of charges associated with adjustments to deferred income tax liabilities in the first quarter of 2005.

Attachment 3 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue
Agricultural Products	$161.3	$164.1	$555.8	$530.5
Specialty Chemicals	137.2	134.8	422.7	411.1
Industrial Chemicals	212.3	199.5	652.2	599.2
Eliminations	(0.8)	(0.9)	(2.7)	(3.3)

	$510.0	$497.5	$1,628.0	$1,537.5

Income from continuing operations before income taxes
Agricultural Products	$26.4	$27.0	$104.6	$94.7
Specialty Chemicals	24.8	19.7	85.2	74.4
Industrial Chemicals	18.1	21.2	64.2	38.9
Eliminations	0.1	—	0.5	—

Segment operating profit	69.4	67.9	254.5	208.0
Corporate	(11.1)	(9.5)	(33.4)	(28.6)
Other income (expense), net	0.4	0.1	(0.2)	(5.4)

Operating profit from continuing operations before items noted below	58.7	58.5	220.9	174.0
Loss on extinguishment of debt (a)	(56.6)	—	(58.4)	—
Interest expense, net	(13.3)	(19.9)	(47.3)	(60.9)
Affiliate interest expense (b)	(0.4)	(0.1)	(1.1)	(1.3)
Restructuring and other (charges) gains (c)	3.4	(1.2)	(24.3)	(14.9)
Gain on sale of investment (d)	—	—	9.3	—

Income (loss) from continuing operations before income taxes	$(8.2)	$37.3	$99.1	$96.9

(a)	In the second quarter of 2005, in connection with entering into the 2005 Credit Agreement we wrote off approximately $1.2 million of deferred financing fees associated with the previous credit agreement and $0.6 million of fees associated with the new agreement. In the third quarter of 2005, amount represents loss on debt extinguishment related to the redemption of our 10.25 percent senior notes.

(b)	FMC's share of interest expense of the phosphorus joint venture. The equity in (earnings) loss of the phosphorus joint venture is included in Industrial Chemicals.

(c)	Restructuring and other charges for the three months ended September 30, 2005 related to Specialty Chemicals ($3.6 million-income), Industrial Chemicals ($0.4 million), and Corporate ($0.2 million-income). Restructuring and other charges for the three months ended September 30, 2004 related to Industrial Chemicals ($0.5 million) and Agricultural Products ($0.7 million).

Restructuring and other charges for the nine months ended September 30, 2005 related to Specialty Chemicals ($18.6 million), Agricultural Products ($6.5 million), Industrial Chemicals ($0.6 million-income), and Corporate ($0.2 million-income). Restructuring and other charges for the nine months ended September 30, 2004 related to Industrial Chemicals ($11.2 million), Agricultural Products ($3.3 million), Specialty Chemicals ($0.5 million) and Corporate ($0.1 million - income).

(d)	Amount represents gain on sale of one of our equity method investments.

Attachment 4 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30, 2005	December 31, 2004
Cash and cash equivalents	$93.8	$212.4
Restricted cash	—	9.7
Trade receivables, net	482.1	479.7
Inventories	204.4	217.5
Other current assets	156.5	128.8
Deferred income taxes	4.5	24.6

Total current assets	941.3	1,072.7
Property, plant and equipment, net	1,017.2	1,111.9
Goodwill	151.2	169.8
Deferred income taxes	412.6	448.6
Other long - term assets	162.0	175.4

Total assets	$2,684.3	$2,978.4

Short - term debt	$57.1	$36.6
Current portion of long - term debt	25.8	70.8
Accounts payable, trade and other	230.5	339.1
Guarantees of vendor financing	44.6	70.1
Accrued pensions and other post-retirement benefits, current	12.2	12.2
Other current liabilities	299.0	291.3

Total current liabilities	669.2	820.1
Long-term debt	618.7	822.2
Long-term liabilities	432.4	459.9
Stockholders’ equity	964.0	876.2

Total liabilities and stockholders' equity	$2,684.3	$2,978.4

Attachment 5 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Nine months ended September 30,
	2005	2004
Cash provided by operating activities	$133.7	$191.0

Cash provided (required) by discontinued operations	28.8	(18.9)

Cash provided (required) by investing activities:
Capital expenditures	(59.5)	(49.9)
Other investing activities	16.2	(32.9)

	(43.3)	(82.8)

Cash provided (required) by financing activities:
Net borrowings under committed credit facilities	20.0	—
Increase in short-term debt	20.5	8.0
Net decrease in restricted cash	9.7	(0.4)
Proceeds from borrowings	250.0	—
Repayment of long-term debt	(521.5)	(5.8)
Other financing activities	(16.3)	38.7

	(237.6)	40.5

Effect of exchange rate changes on cash	(0.2)	(1.6)

Increase (decrease) in cash and cash equivalents	(118.6)	128.2
Cash and cash equivalents, beginning of year	212.4	57.0

Cash and cash equivalents, end of period	$93.8	$185.2

Attachment 6 of 6